Exhibit 99.1

AMERISAFE ANNOUNCES THE RETIREMENT OF

DIRECTOR AND FOUNDER MILLARD MORRIS

DeRidder, LA — January 5, 2023 – AMERISAFE, Inc. (Nasdaq: AMSF) a specialty provider of hazardous workers’ compensation insurance, today announced that Millard Morris retired from AMERISAFE’s Board of Directors effective December 31, 2022.

Mr. Morris founded the Company in 1985. He was the Company’s Chairman, Chief Executive Officer and principal shareholder until a majority interest in the Company was sold to a private investment group in 1997. Following that sale, he continued to serve as a director of the Company until immediately prior to the Company’s initial public offering in 2005. In 2007, Mr. Morris was asked to rejoin the Board. At the time of his retirement, Mr. Morris served as the Chair of the Risk Committee. His experience as the founder of the Company and his long-term service as a director provided him with unique knowledge of the opportunities and challenges of the workers compensation insurance industry.

“It has been an honor and privilege to serve on the Board of AMERISAFE. A Board that is composed of very smart and dedicated members. In addition, I would like to thank the outstanding CEO’s that have guided the Company during my tenure on the Board: Mark Anderson, Allen Bradley and Janelle Frost. I know that the Company is in good hands and will continue to excel as it has in the past,” Millard Morris said.

Jared Morris, the Company’s Chairman, said “My Dad and I have served on the board together since 2007. As the founder of the Company, his experience and perspective have been an invaluable resource to the Company. On behalf of the Board, we would like to thank him for his vision in starting the Company and for his many years of service to AMERISAFE.”

Janelle Frost, AMERISAFE’s President and Chief Executive Officer, said “On behalf of our employees, I also want to thank Millard for his vision for and support of AMERISAFE from its creation to the company it is today. We are grateful for his leadership and service to the Company and our community.”

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.